Exhibit 99.1

          National Beverage Corp. Rebounds with Strongest First Quarter


     FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Sept. 13, 2006--National Beverage Corp. (AMEX:FIZ) today reported financial results for its first quarter ended July 29, 2006. Compared to the first quarter of the prior year and:


     -- Notwithstanding war induced energy premiums and other related raw material costs:

     --   Revenues grew 5.5% to $150.1 million;

     -- Excluding the sweetener settlement received in the prior year, operating income increased 79% to $14.9 million;

     -- Basic earnings per share were $.26 compared to $.14 for the prior period ($.26 including the sweetener settlement):


Reconciliation for Comparability:
---------------------------------
                                             First Qtr.  First Qtr.
                                              FY 2007     FY 2006
                                             ---------- -----------
Comparable Net Income Per Share - Basic           $.26        $.14 (a)
Proceeds of Settlement                              --         .12
                                             ---------- -----------
Reported Net Income Per Share - Basic             $.26        $.26
                                             ========== ===========

     "On the surface, what appears to be a good quarter was actually an excellent one when you scrutinize the circumstances," stated Chairman and Chief Executive Officer, Nick A. Caporella. "While no one should make direct comparisons because last year's first quarter was impacted by the $7.2 million sweetener settlement proceeds, record cost increases and war-related abnormal charges, there is no question that the operating momentum of the last three quarters has pushed forward to the first quarter of FY 2007. Led by the triple-digit growth of Rip It energy beverage, the performance of our higher-margin energy lines and portfolio of juice drinks more than offset the industry-wide softer demand for traditional carbonated soft drinks," continued Mr. Caporella.
     "We are continuing to expand distribution of our unique Rip It and PowerBlast energy powders and are focused on developing these and other distinct methods to deliver exciting products to the 'alternative demanders'...such as our NEW and FREEKY energy beverage -- Freek!! We are innovative and committed to developing new ideas that taste good," concluded Mr. Caporella.

     National Beverage is a UNIQUE BEVERAGE COMPANY that innovates and produces energy drinks, powders, soft drinks, bottled waters, juices and juice products, and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R) and Rip It(R).


              Fun, Flavor and Vitality...the National Beverage Way

                                     (chart)

(a) Comparable Net Income and Comparable Net Income Per Share are non-GAAP measures which exclude the previously disclosed sweetener litigation settlement of $7.162 million ($4.448 million after tax benefit, or $.12 per share) which was received in the first quarter of the previous year. This non-GAAP financial information is provided to assist investors in understanding business trends and items that are not necessarily indicative of ongoing results. Non-GAAP measures are used by management to evaluate performance, but are supplements to, and not alternatives for, results reported in accordance with GAAP.


                             National Beverage Corp.
                 Consolidated Results for the Three Months Ended
                         July 29, 2006 and July 30, 2005
                    (in thousands, except per share amounts)

                                              Three Months Ended
                                            -----------------------
                                             July 29,    July 30,
                                               2006        2005
                                            ----------- -----------

Net Sales                                     $150,136    $142,363
                                            =========== ===========

Net Income                                      $9,759      $9,683
                                            =========== ===========

Comparable Net Income                           $9,759      $5,235 (a)
                                            =========== ===========

Net Income Per Share:
  Basic                                           $.26        $.26
                                            =========== ===========
  Diluted                                         $.25        $.25
                                            =========== ===========

Comparable Net Income Per Share:
  Basic                                           $.26        $.14 (a)
                                            =========== ===========
  Diluted                                         $.25        $.14 (a)
                                            =========== ===========


Average Common Shares Outstanding:
  Basic                                         38,111      37,619
                                            =========== ===========
  Diluted                                       38,378      38,259
                                            =========== ===========


This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligations to update the forward-looking statements.


     CONTACT: National Beverage Corp., Fort Lauderdale
              Grace A. Keene, 954-581-0922